EXHIBIT 23.1



                               Arthur Andersen LLP












                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Georgia Power Capital Trust IV Preferred Securities, Georgia Power Capital Trust V Preferred Securities, Georgia Power Capital Trust VI Preferred Securities, Georgia Power Company Junior Subordinated Notes, Georgia Power Company Senior Notes and Georgia Power Company Guarantees with respect to Preferred Securities of Georgia Power Capital Trust IV, Georgia Power Capital Trust V and Georgia Power Capital Trust VI) of our reports on Georgia Power Company dated February 12, 1997 included in Georgia Power Company's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this Registration Statement.



/s/Arthur Andersen LLP



Atlanta, Georgia
January 6, 1998